CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to all references to our Firm included in or made part of this Post-Effective Amendment No. 44 to the Registration Statement File No. 33-42484 of The Advisors' Inner Circle Fund.
It should be noted that we have performed no audit procedures on any financial statements of the Sterling Capital Small Cap Value Fund and the Sterling Capital Balanced Fund as of any date or for any period.

/s/ ARTHUR ANDERSEN LLP

Philadelphia, Pennsylvania
March 16, 2001